                                 EXHIBIT 2(a)


                            STOCK PURCHASE AGREEMENT


This Agreement is made and entered into as of the 12th day of August, 1994, by and among JCJ, Inc., a Delaware corporation ("Seller"), Eastman Kodak Company, a New Jersey corporation ("Buyer"), and The Actava Group Inc., a Delaware corporation ("Parent").

                                  WITNESSETH:

WHEREAS, Seller is the owner of the issued and outstanding shares of capital stock of Qualex Inc., a Delaware corporation (the "Company"), as set forth in
Schedule 1 hereto (the "Shares"); and

WHEREAS, Seller desires to sell and Buyer desires to purchase the Shares upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

                                   ARTICLE I

                          SALE AND PURCHASE OF SHARES

1.01 Sale of Shares. Upon the terms and subject to the conditions set forth herein, at the Closing (as defined in Section 1.02 hereof), Seller shall sell, assign, transfer, convey and deliver to Buyer and Buyer shall purchase and acquire from Seller, the Shares.

1.02 The Closing. The closing of the transactions contemplated hereby (the "Closing") shall commence at 12:00 noon on August 12, 1994, or on such other date and/or other time as the parties may mutually agree (the "Closing Date"). The Closing shall take place at the offices of Eastman Kodak Company, 343 State Street, Rochester, New York, or at such other place as the parties may mutually agree.

1.03 Consideration. The purchase price for the Shares shall be $136 million (the "Purchase Price"). The Purchase Price shall be payable as follows:

           (a) At the Closing, Buyer shall pay $36 million to Seller by wire transfer in immediately available funds to an account designated by Seller.

           (b) At the Closing, Buyer shall execute and deliver to Seller a promissory note in the principal




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
      amount of $100 million in the form attached hereto as Exhibit A (the "Promissory Note").

1.04 Deliveries by Seller at Closing. Seller shall deliver to Buyer at the Closing:

           (a) the certificates representing the Shares duly endorsed for transfer or accompanied by stock powers executed in blank; and

           (b) all other documents, instruments and other items required to be delivered by or on behalf of Seller or Parent at or prior to the Closing pursuant to Article V hereof.

1.05 Deliveries by Buyer at Closing. Buyer shall deliver to Seller at the Closing:

           (a) the Purchase Price as provided in Section 1.03 and the consideration for (i) the release in the form annexed hereto as Exhibit B (the "Seller Release") and (ii) the Noncompetition Agreement in the form annexed hereto as Exhibit C (the "Noncompetition Agreement") in immediately available funds by wire transfer to an account designated by Seller; and

           (b) all other documents, instruments and other items required to be delivered by or on behalf of Buyer at or prior to the Closing pursuant to Article VI hereof.


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                                   ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF
                               SELLER AND PARENT

Seller and Parent represent and warrant to Buyer as follows:

2.01 Capacity and Authority; Validity of Agreement. Seller and Parent have all requisite legal capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby in accordance with the terms of this Agreement, and have taken all necessary corporate action to consummate the transactions contemplated hereby and to perform their respective obligations hereunder. This Agreement has been duly and validly executed and delivered by Seller and Parent and, assuming the due authorization, execution and delivery hereof by Buyer, constitutes a valid and binding obligation of each of Seller and Parent, enforceable against each in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally. The execution, delivery and performance by Seller and Parent of this Agreement and the consummation by Seller and Parent of





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the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time: (i) violate or conflict with any provision of law, rule or regulation to which Seller or Parent is subject; (ii) violate or conflict with any order, judgment or decree applicable to Seller or Parent;
(iii) violate or conflict with any provision of the By-laws of Seller or Parent; or (iv) violate, conflict with, result in the breach of any provision of, constitute a default or event of default under or result in the termination of or permit any third party to terminate (with or without notice, lapse of time or pursuant to any legal principle) or accelerate the performance required on the part of Seller or Parent under the terms of any contract, agreement or understanding to which Seller or Parent is a party or by which any of their respective assets are bound, except for violations, conflicts or breaches in the case of any of the foregoing which, individually or in the aggregate, would not hinder or impair the consummation of the transactions contemplated hereunder.

2.02 Capitalization. The authorized, issued and outstanding capital stock of the Company is set forth in Schedule 2.02 hereto. All of the Shares are duly authorized, validly issued, fully paid and non-assessable and are owned of record and beneficially by Seller free and clear of all liens, claims, security interests, options, charges, restrictions or other encumbrances or rights of third parties ("Liens"). On the Closing Date, subject to





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
termination of the Shareholders' Agreement between Buyer and Parent (then named Fuqua Industries, Inc.) dated as of December 7, 1987, as amended (the "Shareholders' Agreement"), Buyer will acquire good and valid record and beneficial title to the Shares, free and clear of any Liens.

2.03 Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted and to own and lease its properties and assets. Attached hereto as Exhibits D and E, respectively, are complete and accurate copies of the Certificate of Incorporation and By-Laws of the Company in effect as of the Closing Date.

2.04 Compliance with Securities Laws. In connection with the transactions contemplated hereby, Parent has complied and will comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.05 Consents and Approvals. No consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority is required to be made or obtained by Parent or Seller in connection with the execution, delivery and performance of this Agreement by





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
Parent and Seller and the consummation by Parent and Seller of the transactions contemplated hereby.

2.06       Agreements between Parent and the Company.  Except as set forth on
Schedule 2.06, there are no agreements between Parent or its affiliates (other than the Company) and the Company which are not cancelable on notice of thirty
(30) days or less or which require or contemplate payments to or from the Company in excess of an aggregate amount of $100,000 during any 12-month period beginning on or after July 1, 1994.

2.07 Knowledge of the Company. Parent and Seller have evaluated Seller's interest in the Company and are selling the Shares based upon their independent examination and judgment as to the prospects of the Company and Parent's strategic intent. Parent and Seller have had an opportunity to ask questions of and to receive answers from officers of the Company and to obtain additional information in writing regarding the Company to the extent that the Company possesses such information or could acquire it without unreasonable effort or expense. All such information requested by Seller and Parent has been made available to and examined by Seller and Parent. Parent and Seller have sufficient knowledge and experience in business and financial matters to evaluate the Company, to evaluate the risk of selling the Shares, to make an informed decision with respect thereto and to protect their interest in connection therewith.





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
2.08 Disclosure. No representation or warranty by Parent or Seller in this Agreement, and no statement contained in any document, certificate or exhibit furnished or to be furnished by or on behalf of Parent or Seller to Buyer or any of its representatives on, prior to or subsequent to the date hereof in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary in order to make the statements contained herein or therein not misleading.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and Parent as follows:

3.01 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby in accordance with the terms of this Agreement.

3.02 Corporate Power and Authority; Authorization and Validity of Agreement. The execution, delivery and performance by Buyer of this Agreement and the consummation





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by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Parent and Seller, constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, (i) violate or conflict with any provision of law, rule or regulation to which Buyer is subject, (ii) violate or conflict with any order, judgment or decree applicable to Buyer, (iii) violate or conflict with any provision of the certificate of incorporation or By-Laws of Buyer or (iv) violate, conflict with, result in the breach of any provision of, constitute a default or event of default under or result in the termination of or permit any third party to terminate (with or without notice, lapse of time or pursuant to any legal principle) or accelerate the performance required on the part of Buyer under the terms of any contract, agreement or understanding; except for such violations, conflicts or breaches in the case of any of the foregoing which, individually or in the aggregate, would not hinder or impair the consummation of the transactions contemplated hereby.




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3.03       Consents and Approvals.  No consent, approval, authorization of, or filing with or notification to, any governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby.

3.04 Experience. Buyer is an accredited investor as defined in Rule 501(a) of the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended. Buyer has evaluated the risk of purchasing the Shares and is acquiring the Shares based upon its independent examination and judgment as to the prospects of the Company as determined from information obtained by Buyer from the Company. Buyer has had an opportunity to ask questions of and to receive answers from officers of the Company and to obtain additional information in writing regarding the Company to the extent that the Company possesses such information or could acquire it without unreasonable effort or expense. All such information requested by Buyer has been made available to and examined by Buyer. Buyer has sufficient knowledge and experience in business and financial matters to evaluate the Company, to evaluate the risk of an investment in the Company, to make an informed investment decision





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
with respect thereto and to protect its interest in connection with its purchase of the Shares.

3.05 Investment. Buyer is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.

3.06 Disclosure. No representation or warranty by Buyer in this Agreement, and no statement contained in any document, certificate or exhibit furnished or to be furnished by or on behalf of Buyer to Parent or Seller or any of their representatives on, prior to or subsequent to the date hereof in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary in order to make the statements contained herein or therein not misleading.

                                   ARTICLE IV

                                   COVENANTS

4.01 Distributions. From and after the Closing Date, Seller and Parent shall not be entitled to any distribution on the Shares whatsoever, whether or not accruing prior to the Closing Date, except for any accrued and unpaid dividends on the Series D Preferred Stock of the Company as declared by the Board of Directors of the Company. Within





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thirty (30) days after the Closing Date, Buyer shall cause the Company to pay any such dividends accrued through the Closing Date.

4.02 New York Real Property Transfer Gains Tax and New York Real Estate Transfer Tax. Seller shall file all New York Real Property Transfer Gains Tax returns required under Article 31B of the New York Tax Law and shall pay any tax due thereunder and any New York Real Estate Transfer Tax which is payable as a result of the sale of the Shares.

4.03 Election. Buyer will cause the Company to file a timely election to apply Section 197 of the Internal Revenue Code of 1986, as amended (the "Code"), to all acquisitions made by the Company after July 25, 1991 and before August 11, 1993, as specified by the Omnibus Budget Reconciliation Act of 1993 and in accordance with Regulation Section 1.197-1T under the Code. The information provided in this election shall be that which is specified in Regulation Section 1.197-1T(e)(2). Parent will timely file an election consistent with the Company's filing.

4.04 Workers' Compensation. Parent shall cooperate with the Company, and Buyer shall cause the Company to cooperate with Parent, in (a) identifying the states where Parent functions as a guarantor or surety for the workers' compensation obligations of the Company; (b) removing Parent as a guarantor or surety in such states; and

(c) settling all reserve balances with respect to the Company's workers' compensation claims for the calendar years 1988 through 1992, inclusive, as referenced in Schedule 2.06. The Indemnity Agreement between Parent and Buyer, dated June 14, 1991, is hereby terminated, except insofar as it applies to obligations of Parent which are in existence as of the Closing Date or were in existence at any time prior thereto.

4.05 Other Parent Guaranties of Company Obligations. From and after the Closing Date, Buyer will indemnify and reimburse Parent and Seller for any claims, losses, liabilities, damages, costs (including court costs), and expenses (including reasonable attorneys' and accountants' fees) incurred by Parent or Seller, or their respective successors or assigns, and their respective officers, employees, consultants and agents after the Closing Date as a result of any guaranty or assurance of any obligation (payment or performance) of the Company and its subsidiaries, provided that the liability which underlies such obligation has been reflected on the June 30, 1994 balance sheet of the Company or relates to premises occupied by the Company on the Closing Date.





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                                   ARTICLE V

                       CONDITIONS TO BUYER'S OBLIGATIONS

The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver) at or prior to the Closing of all of the following conditions:

5.01 No Prohibition. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits Buyer from consummating the transactions contemplated hereby in the manner set forth herein.

5.02 Consents and Approvals. All consents and approvals and all other authorizations, exceptions and waivers required in order to enable the parties hereto to consummate the transactions contemplated hereby shall have been obtained.

5.03 Opinion of Counsel to Seller and Parent. Buyer shall have received the opinion of Walter M. Grant, general counsel to Parent, dated the Closing Date, in form and substance reasonably satisfactory to counsel for Buyer to the effect that:

           (a) This Agreement, the Seller Release and the Noncompetition Agreement have been duly and validly authorized and executed by Seller and Parent;





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
           (b) The execution, delivery and performance by Seller and Parent of this Agreement and the consummation by Seller and Parent of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, (i) violate or conflict with any order, judgment or decree applicable to either, (ii) violate or conflict with any provision of the Certificate of Incorporation of either, or
                   (iii) require the approval of Parent's shareholders; and

           (c) All of the Shares are owned of record and beneficially by Seller free and clear of all Liens (assuming termination of the Shareholders' Agreement); and at the Closing, Buyer will acquire good and valid record and beneficial title to the Shares, free and clear of all Liens, except for any Liens that may have been created by Buyer.

5.04       Additional Documents.  Seller and Parent shall have delivered to
Buyer:

           (a)     resignations of Frederick B. Beilstein III, Walter M. Grant,
                   D. Carl Hamill, Michael A. Lustig and John D. Phillips as directors of the Company, effective as of the Closing Date;





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           (b)     the Noncompetition Agreement executed by Parent and Seller;

           (c)     the Seller Release executed by Parent and Seller;

           (d) a certified copy of the resolutions of Parent's Board of Directors duly authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

           (e) a certified copy of the resolutions of Seller's Board of Directors and shareholder duly authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and

           (f)     the corporate seal and minute books of the Company.

                                   ARTICLE VI

               CONDITIONS TO THE OBLIGATIONS OF SELLER AND PARENT

The obligations of Seller and Parent to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver) at or prior to the Closing of all of the following conditions:





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6.01       No Prohibition.  No statute, rule or regulation or order or any court of administrative agency shall be in effect which prohibits Seller or Parent from consummating the transactions contemplated hereby in the manner set forth herein.

6.02 Consents and Approvals. All consents and approvals and all other authorizations, exemptions and waivers required in order to enable the parties hereto to consummate the transactions contemplated hereby, shall have been obtained.

6.03 Opinion of Counsel to Buyer. Seller shall have received the opinion of Gary P. Van Graafeiland, general counsel to Buyer, dated the Closing Date, in form and substance reasonably satisfactory to counsel for Parent to the effect that:

           (a)      This Agreement, the Promissory Note, the
                    Noncompetition Agreement and the Buyer Release (as hereinafter defined) have been duly and validly authorized and executed by Buyer; and

           (b) The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time,
                    (i) violate or conflict with any order,





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
               judgment or decree applicable to Buyer, (ii) violate or conflict with any provision of the Certificate of Incorporation of Buyer or (iii) require the approval of Buyer's shareholders.

6.04       Additional Documents.  Buyer shall have delivered to Seller and
Parent:

           (a) a certified copy of the resolutions of Buyer's Board of Directors duly authorizing the execution and delivery of this Agreement;

           (b) the Noncompetition Agreement executed by Buyer; and

           (c) a release in the form annexed hereto as Exhibit F (the "Buyer Release").

                                  ARTICLE VII

                                INDEMNIFICATION

7.01 Survival of Representations and Warranties. Each representation and warranty set forth herein shall survive until the third anniversary of the Closing Date, other than the representations and warranties set forth in Sections 2.01, 2.02, and 2.03 relating to title and the right to transfer the Shares, each of which shall survive indefinitely.





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7.02       Indemnification by Parent and Seller.

           (a)  Upon the terms and subject to the conditions of this
                Article VII, Parent and Seller shall jointly and severally indemnify, defend and hold harmless Buyer and the Company against all Losses (as hereinafter defined) and all demands, claims, actions or causes of action based upon any Loss which arises out of, is based upon or results from any breach of any representation or warranty of Parent or Seller contained in this Agreement. The obligations of Parent and Seller under this Article VII represent the exclusive remedy of Buyer for any breach of the representations and warranties of Parent and Seller contained in this Agreement.

           (b) "Loss" shall mean any loss, damage, liability, cost and expense (including, without limitation, any interest, fine, penalty, assessment, court cost, attorneys' fees and disbursements) suffered by Buyer or the Company.

           (c) Buyer and the Company shall not be entitled to demand indemnification pursuant to this Section 7.02 with respect to a breach of any representation or warranty contained in this Agreement after the date on which such representation or warranty ceases to survive





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                   pursuant to Section 7.01, provided that if a demand for
                   indemnification with respect to a breach of a representation or warranty is timely made, it may continue to be asserted beyond the survival date set forth in Section 7.01 with respect to the representation or warranty to which such demand relates.

7.03 Retention of Liability. Buyer and the Company shall be entitled to indemnification in respect of claims against Parent and Seller under Section
7.02 only after the aggregate amount of such claims exceeds $500,000, and then only for amounts in excess thereof.

7.04 Conditions of Indemnification. The obligations and liabilities of Parent and Seller for indemnification with respect to claims made by or against a party other than the Company or a party to this Agreement (a "Claim") shall be subject to the following terms and conditions:

           (a) As used in this Section 7.04, the term "Indemnified Party" means Buyer, and/or the Company, as the case may be; and the term "Indemnifying Parties" means Seller and Parent.

           (b) The Indemnified Party will give the Indemnifying Parties prompt notice of each Claim, and the Indemnifying Parties will (except as otherwise contemplated by the proviso to Section 7.04(c)





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
                   hereof) assume the defense thereof; provided, that an Indemnified Party shall be entitled to participate in such action and to employ counsel at its own expense to assist in the handling of each such Claim.

           (c) If the Indemnifying Parties fail promptly to assume the defense thereof, the Indemnified Party shall (without further notice to the Indemnifying Parties) have the right to undertake the defense or to undertake a compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Parties, subject to the rights of the Indemnifying Parties to assume the defense of such Claim at any time prior to the settlement, compromise or final determination thereof. During any period when the Indemnifying Parties are contesting any such Claim in good faith, the Indemnified Party shall not pay, compromise or settle such Claim without the consent of the Indemnifying Parties (which shall not be reasonably withheld or delayed); provided that the Indemnified Party may nonetheless pay, compromise or settle such Claim without such consent during such period, in which event it shall, automatically and without any further action on its part, waive any right (whether or not pursuant to this Agreement) to





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
                   indemnity in respect of all Losses relating to such Claim. If the Indemnified Party shall defend any such Claim until such Claim shall be adjudicated by order, decree, ruling or other action, then the Indemnified Party shall have the right, in the exercise of its sole discretion, to determine whether or not to appeal such adjudication.

           (d) Anything in this Section 7.04 to the contrary notwithstanding, the Indemnifying Parties shall not, without the prior written consent of the Indemnified Party (which consent shall not be withheld unreasonably or delayed), settle or compromise any Claim or consent to the entry of any judgment which imposes any future obligation on the Indemnified Party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party a release from all liability in respect of such Claim.

           (e) The Indemnified Party shall, and shall cause its affiliates to, provide the Indemnifying Parties with such assistance (without charge) as they may reasonably request in connection with any indemnification or defense provided for herein, including, without limitation, providing such information, documents and records and





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
                   reasonable access to the services of and consultations with such personnel of the Indemnified Party or its affiliates as the Indemnifying Parties reasonably shall deem necessary (provided that such access shall not unreasonably interfere with the performance of the duties performed by or responsibilities of such personnel).

                                  ARTICLE VIII

                                 MISCELLANEOUS

8.01 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, constitutes the sole and entire understanding of the parties with respect to the subject matter hereof. The Shareholders' Agreement shall be deemed terminated and all rights and obligations thereunder shall expire as of the Closing.

8.02 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective parties and their respective permitted successors and assigns.

8.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.





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
8.04. Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the construction hereof.

8.05. Modification, Waiver and Reliance. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Parent and Seller, on one hand, and Buyer, on the other, in making their respective representations under this Agreement, are entitled to rely on the accuracy of the representations and warranties made by the other party or parties, as the case may be.

8.06. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and delivered personally or sent by overnight, next-day delivery, or by facsimile confirmed by first class mail as follows:





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
         If to Parent or Seller, addressed to:

         Attention:  President
         The Actava Group Inc.
         4900 Georgia-Pacific Center
         Atlanta, Georgia 30303
         Fax:  (404) 524-4713

         with a copy to General Counsel at
         the above-referenced address
         (Fax No. (404) 525-3010)

         If to Buyer, addressed to:

         Attention:  Vice President and General Manager,
           Consumer Imaging
         Eastman Kodak Company
         343 State Street
         Rochester, New York 14650-0107
         Fax:  (716) 724-9493

         with a copy to General Counsel at the above-referenced address (Fax No. (716) 724-9448)

or to such other address for a party as shall be specified by like notice. Any notice which is delivered personally or by facsimile in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon delivery or facsimile transmission, respectively, to such party. Any notice which is addressed and delivered in the other manner herein provided shall be deemed to have been duly given to the party to which it is addressed on the next business day after the date on which such notice is deposited with the firm or service retained to make the delivery.





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
8.07 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York.

8.08 Public Announcements. None of the parties hereto shall make any public statement, including without limitation, any press release, with respect to this Agreement and the transactions contemplated hereby or disclose the existence or terms of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties; provided, however, that this Section shall not be deemed to prohibit any party hereto from making any disclosure which (i) its counsel deems necessary or advisable upon prior notice to the other party in order to fulfill disclosure obligations imposed by law; or (ii) does not materially vary in substance from any disclosure to which the other parties have previously consented.

8.09 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expense.

8.10 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller or Parent without the prior written consent of Buyer, or by Buyer without the prior written consent of Parent.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first written above.



JCJ, INC.

By: /s/ Frederick B. Beilstein, III
    --------------------------------
   Name: Frederick B. Beilstein, III
   Title: President



THE ACTAVA GROUP INC.

By: /s/ John D. Phillips
    --------------------------------
   Name: John D. Phillips
   Title: President and Chief Executive Officer


EASTMAN KODAK COMPANY

By: /s/ David P. Biehn
    --------------------------------
   Name: David P. Biehn
   Title: Vice President

                              TABLE OF ATTACHMENTS



EXHIBITS
- - --------
   A                      Promissory Note
   B                      Seller Release
   C                      Noncompetition Agreement
   D                      Certificate of Incorporation of the Company
   E                      By-Laws of the Company
   F                      Buyer Release


SCHEDULES
- - ---------

   1                      Shares Owned by Seller
   2.02                   Capitalization
   2.06                   Agreements between Parent and the Company

                                   EXHIBIT A

                                PROMISSORY NOTE

$100,000,000.00                                                 August 12, 1994


         FOR VALUE RECEIVED, the undersigned, EASTMAN KODAK COMPANY, a New Jersey corporation (the "Company"), hereby promises to pay to the order of JCJ, Inc., a Delaware corporation (the "Payee"), the principal sum of One Hundred Million Dollars ($100,000,000.00). The principal amount hereunder shall be paid by the Company in two installments of Fifty Million Dollars ($50,000,000.00) each, with the first such installment to be due and payable on February 13, 1995, and with the final installment to be due and payable on August 11, 1995.

         No interest shall be due or payable on the principal amount of this Note unless payments of principal are not paid when due. Overdue principal shall bear interest, payable on demand, at the rate of twelve percent (12%) per annum.

         All payments of principal or interest shall be made in lawful money of the United States of America and in immediately available funds by wire transfer to an account designated by the Payee at the time of execution and delivery of this Note or to such other account as the Payee or other holder of this Note may designate by written notice to the Company at least ten (10) days prior to the date on which any payment is due.

         The indebtedness evidenced by this Note may be prepaid, either in whole or in part, at any time without penalty.

         Upon default in the payment of any installment of principal on this Note, then the Payee or other holder of this Note may declare the unpaid principal balance hereunder to be immediately due and payable, anything hereinabove to the contrary notwithstanding. The Company acknowledges that time is of the essence.

         If this Note is not paid when due, whether at maturity or by acceleration, the Company promises to pay all costs of collection, including but not limited to reasonable attorneys' fees, whether or not suit is filed.

         The Company waives presentment, demand for payment, protest, notice of dishonor and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note. The Company agrees that no delay on the part of the Payee or other holder of this
Note in exercising any power or right hereunder shall operate as a waiver; nor shall any single or partial exercise of any power or right preclude the later exercise of that right or any other right.

         Nothing contained in this Note shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate permitted by law. In the event that the rate of interest required to be paid under this Note exceeds the maximum rate permitted by law, the rate of interest required to be paid hereunder shall be automatically reduced to the maximum rate permitted by law.

         IN WITNESS WHEREOF, the duly authorized officers of the Company have hereunto set their hands under the corporate seal of the Company as of the day and year first above written.

                                    EASTMAN KODAK COMPANY



                                    By:
                                       -----------------------------------

                                    Title:
                                          --------------------------------
ATTEST:


- - --------------------------------
Secretary

[CORPORATE SEAL]

                                   EXHIBIT B
                                    RELEASE

In consideration of the sum of Four Million Dollars ($4,000,000) and other good and valuable consideration, receipt of which is hereby acknowledged, The Actava Group Inc. ("Actava") and JCJ, Inc. ("JCJ") for themselves and their predecessors, successors and assigns, hereby release and forever discharge Eastman Kodak Company ("Kodak"), its affiliated companies, officers and employees and their respective successors and assigns (each a "Released Kodak Entity") from all demands, contracts, obligations, agreements, actions, causes of actions, debts, losses, damages or claims, which heretofore existed, which now exist or hereafter arise of whatever kind or nature and whether known or unknown or suspected or unsuspected which could be asserted against any Released Kodak Entity by Actava or JCJ in connection with or arising out of or under the Shareholders' Agreement dated as of December 7, 1987, as amended, between Actava (then named Fuqua Industries, Inc.) and Kodak ("Released Claims").

Notwithstanding the above, the Released Claims shall not include any claims arising out of the breach of any representations or warranties or failure to comply with any of the continuing covenants or obligations contained or referred to in the Stock Purchase Agreement between Actava, Kodak and JCJ of even date herewith.

Actava hereby covenants and agrees never to commence, aid in any way, prosecute or cause to permit to be commenced or prosecuted any action or other proceeding against a Released Kodak Entity based upon any of the Released Claims.

IN WITNESS WHEREOF, The Actava Group Inc. and JCJ, Inc., by their duly authorized representatives have executed this Release as of this 12th day of August 1994.

THE ACTAVA GROUP INC.                          JCJ, INC.



By:_________________________                   By:_________________________
Title:                                         Title:

                                   EXHIBIT C

                            NONCOMPETITION AGREEMENT


This Agreement is entered into as of the 12th day of August, 1994, by and among Eastman Kodak Company, a New Jersey corporation ("Buyer"), The Actava Group Inc., a Delaware corporation ("Actava"), and JCJ, Inc., a Delaware corporation and a wholly-owned subsidiary of Actava ("JCJ").

WHEREAS, Buyer has purchased from JCJ all of its interest in Qualex Inc. (the "Company") pursuant to a Stock Purchase Agreement dated as of August 12, 1994; and

WHEREAS, it is essential to Buyer and the Company that Actava and JCJ refrain from involvement in businesses that compete with the Company.

NOW, THEREFORE, the parties agree as follows:

1.  Covenant Not to Compete.

           (a) For the benefit of Buyer and the Company, Actava and JCJ shall not, separately or jointly with a third party or directly or indirectly, for a period of five years from the date hereof: (i) engage in activities or businesses anywhere in the world which are in competition with the current business of the Company and its subsidiaries, including without limitation, rendering of wholesale or retail photofinishing services and wholesale and retail sale and distribution of photographic equipment and supplies; (ii) solicit any customer or prospective customer of the Company or its subsidiaries to purchase any goods or services currently sold by the Company or its subsidiaries from anyone other than the Company or its subsidiaries; (iii) assist any person in any way to do, or attempt to do, anything prohibited by
(i) or (ii) above; (iv) solicit or recruit any employee of the Company or its subsidiaries or solicit or encourage any employee of the Company or its subsidiaries to leave the employment of the Company or its subsidiaries as applicable; or (v) disclose or furnish to anyone any confidential information relating to the Company or otherwise use such confidential information for their own benefit or the benefit of any other person.

           (b) In the event that the duration or geographical limit of any restriction contained herein is determined to be unenforceable by any competent authority in any enforcement proceeding, it is the intention of the parties that the restrictive covenants set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only with respect to the operation hereof in the jurisdiction of the tribunal or court that has made the adjudication. Actava and JCJ acknowledge that the restrictive covenant set forth herein is necessary for the protection of the legitimate business interests of the Company and Buyer.

2. Compensation. In consideration for the covenants of Actava and JCJ, Buyer shall pay the sum of Ten Million Dollars ($10,000,000) concurrently with the execution hereof.

3. Equitable Remedies. In the event of any actual or threatened breach of the covenants contained herein, Actava and JCJ acknowledge that monetary damages may not be sufficient to remedy such breach, and that Buyer and the Company shall be entitled to an injunction restraining the breach thereof and may pursue any of their available remedies for such actual or threatened breach, including the recovery of monetary damages. If, in any judicial proceeding, a court shall refuse to enforce any of such covenants, any such unenforceable covenant shall be deemed amended to the extent necessary to permit its enforcement to the extent practicable; otherwise, any such covenant shall be deemed eliminated from this Agreement for the purposes of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced.

4.  Miscellaneous.

             (a) This Agreement shall be binding on and inure to the benefit of the respective transferees, successors and assigns of the parties hereto.

             (b) This Agreement shall be governed by and construed in accordance with the laws of the New York.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

JCJ, INC.                                  THE ACTAVA GROUP INC.


By:____________________                    By:____________________________
Title:                                     Title:

                                           EASTMAN KODAK COMPANY


                                           By:____________________________
                                           Title: